EXHIBIT 99.1

                                             [Letterhead of Raytheon]
                                                         News Release



         FOR IMMEDIATE RELEASE



                 RAYTHEON COMPANY AND HUGHES ELECTRONICS' DEFENSE
               BUSINESS TO MERGE, CREATING A $21 BILLION ENTERPRISE


            COMBINATION CREATES A WORLD LEADER IN DEFENSE ELECTRONICS


         NEW YORK, NY, JANUARY 16, 1997 -- Raytheon Company (NYSE:RTN) announced today that it has entered into definitive agreements with Hughes Electronics Corporation (NYSE:GMH) to bring about the merger of the Hughes Electronics defense operations (Hughes Aircraft) and Raytheon. The combined company will be called Raytheon Company.

              The transaction is valued at $9.5 billion, comprised of approximately $5.1 billion in common stock and $4.4 billion in debt. (See later discussion for the transaction specifics.)

              On a 1996 pro-forma basis, the combined company will have revenues of approximately $21 billion, over $13 billion of which will be in defense electronics. The current backlog for the combined company will be approximately $23 billion, with defense electronics accounting for $18 billion. This transaction, coupled with the recently announced acquisition of the Texas Instruments defense business, will result in slight dilution to the earnings of the combined company in 1997, as compared to the earnings of Raytheon on a stand-alone basis for the same period. The transaction will be minimally accretive in 1998 and increasingly accretive thereafter. The transaction is expected to close by mid-year.

              Dennis J. Picard, Raytheon's chairman and chief executive officer, said, "The people of Raytheon have always had the greatest respect for the technical expertise and management skills of the Hughes defense team. The combination of the Hughes and Raytheon defense businesses will create a unique technology company and a world leader











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         in defense electronics. Together, our combined businesses will have the critical mass needed to compete effectively in all of our global markets. Raytheon will now offer an even broader range of products and services to each of our customers, outstanding returns to our shareholders, and a more secure and promising future for our people."

              "It is clear that the end of the Cold War, and the resulting decline in the U.S. defense procurement budget, have brought about fundamental changes to the defense industry requiring continued consolidation. The strategic combination of Raytheon, TI Defense and Hughes Defense enables us to address those changes head-on and to grow in the best segment of the defense business -- defense electronics."

              "The substantial synergies inherent in the combined businesses will ensure that our revenue and profitability objectives will be met, and that resources will be made available to pursue new technology opportunities in defense as well as in our commercial businesses."

              "In summary," Picard said, "we are truly creating another defense electronics powerhouse."

              C. Michael Armstrong, chairman and chief executive officer of Hughes Electronics, said, "For Hughes Aircraft to remain competitive in a shrinking market, there was a need to increase its participation in the industry consolidation. Raytheon together with Hughes will create a much more competitive company that can better serve the defense market with leadership in systems and electronics."

              John C. Weaver, president of Hughes Aircraft, said, "Our two companies have worked together successfully on several ventures in the past, such as the Standard Missile Company and Medium Extended Air Defense System (MEADS). That same spirit of cooperation will now propel us to greater growth and prosperity for our stakeholders than would have been possible individually." Weaver will report directly to Mr. Picard as the president of Raytheon Hughes Systems, which will operate as a division of the combined company.










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              Upon completion of this transaction, and closing of the
         acquisition of Texas Instruments' Defense Systems & Electronics Group, announced on January 6, the combined company will have approximately 127,000 employees worldwide. Raytheon's headquarters will be based in Lexington, Massachusetts.

              In connection with the merger, C. Michael Armstrong; Charles H. Noski, currently vice chairman and chief financial officer of Hughes Electronics; and an independent director of GM to be named later, will be members of the Board of Directors of the combined company.

         Hughes Aircraft Company

              Hughes Aircraft, the Hughes Electronics' defense business, is expected to report 1996 revenues of approximately $6.3 billion (unaudited). It has approximately 40,000 employees, principally in the states of California, Arizona, Indiana, Texas and Virginia.

              Hughes is a premier supplier of advanced defense electronics systems and services, principally in Naval systems, airborne and ground-based radars, ground, air and ship-launched missiles, tactical communications, and training simulators and services. Hughes also supplies Air Traffic Control systems to the U.S. Federal Aviation Administration and to foreign governments, and is active in the fields of global positioning systems, infrared/electro-optics and Monolithic Microwave Integrated Circuits (MMIC).

              In Naval systems, Hughes' programs include the MK48 ADCAP torpedo, the Phalanx Close-in Weapon System, UYQ-21 displays and Airborne Low-Frequency sonars. Hughes has also just been selected to provide state-of-the-art ship combat systems for the U.S. Navy's new LPD-17 assault landing ship.

              In radar systems, Hughes provides the APG-series of airborne fire control radars of the F-15, F-18 and AV-8
         Harrier. Ground-based radar programs include the TPR-37 fire direction radar and the Ground Based Sensor.












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              Hughes' missile programs include Maverick, TOW, MEADS,
         Tomahawk, Stinger, RAM (Rolling Air Frame Missile), AMRAAM, Sparrow, Evolved SeaSparrow, Standard (as part of Standard Missile Company, a wholly owned Raytheon-Hughes subsidiary), and the new AIM-9X Sidewinder.

              Hughes is also the provider of tactical communications and military radios, including the U.S. Army's Tactical Command and Control System, AFATADS (Advanced Field Artillery Tactical Data Systems) and a wide array of tactical radios. Hughes also provides trainers and simulators for helicoptor and fixed-wing aircraft.

         Raytheon Defense Electronics

              Raytheon's defense electronics businesses include Raytheon Electronics Systems, Raytheon E-Systems and, prospectively, the Texas Instruments defense business, to be called Raytheon TI Systems upon completion of that transaction in the second quarter of 1997.

              Raytheon Electronics Systems (RES) is a major provider of ground-based and shipboard radars, military communications systems, and naval combat control, sonar and minehunting systems. RES is one of three teams selected for Phase II of the U.S. Navy/DARPA Arsenal Ship Program. RES missile systems include Patriot, Hawk, AMRAAM, Sidewinder, Standard, and Sparrow. RES is also a world leader in Air Traffic Control systems, having won over $1.6 billion in new radar and automation programs for the FAA and U.S. Air Force last year.

              Raytheon E-Systems is a leader in defense systems integration and provides reconnaissance and surveillance, command, control, communications and intelligence systems, mass data collection, interpretation and dissemination, specialized aircraft modification services and ship-board and airborne countermeasures systems to a wide variety of customers worldwide.

              Raytheon Service Company, a unit of Raytheon Engineers and Constructors, is one of the nation's leading government contractors, providing operations, maintenance and technical services for many U.S. defense systems and agencies.









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         Raytheon TI Systems

              Raytheon TI Systems brings to Raytheon significant positions in a number of major programs. TI is a leader in precision-guided munitions, with programs such as the Paveway laser-guided weapon system and the Joint Stand-Off Weapon
         (JSOW), a U.S. Navy/U.S. Air Force system for attacking high-value ground targets. The Javelin program is an anti-tank system for the U.S. Army. TI is a leader in Long Range Precision Strike programs, such as the High-Speed Anti-Radiation Missile (HARM).

              TI has strong positions in P-3 and S-3 ocean surveillance, F-22 airborne radars, and the LANTIRN terrain-following radar. TI produces electro-optics products, such as Forward-Looking InfraRed (FLIR) sensors deployed on the Bradley Fighting Vehicle, M-1 Tank, F-117 "Stealth" fighter and the F-18 Hornet.

         Raytheon's Diversified Commercial Strengths

              Raytheon competes in a variety of commercial businesses, as well. Raytheon Engineers and Constructors (RE&C) is one of the largest engineering, construction, and operations and maintenance organizations in the world. Its markets include: fossil-fuel and nuclear power; petroleum and gas; polymers and chemicals; pharmaceuticals and biotechnology; metals, mining and light industry; food and consumer products, and pulp and paper, among others.

              Raytheon Aircraft is the world leader in general aviation, offering the most extensive product line in the industry. Additionally, Raytheon Aircraft Company (RAC) provides special mission aircraft, aircraft maintenance services, target drones and aircraft training systems to the military services. RAC won the 1995 competition for the multi-billion dollar, next-generation Joint Primary Aircraft Training System (JPATS) trainer for the U.S. Air Force and U.S. Navy.

              Raytheon Appliances markets some of the finest brand names in appliances, including Amana refrigerators, microwave ovens, cooking surfaces and washer and dryers as well as Speed Queen, Huebsch and UniMac commercial laundry equipment.










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              The transaction is subject to approval by Raytheon's
         stockholders, certain regulatory approvals (including Hart-Scott-Rodino antitrust review), approval by the holders of GM common stock, and the receipt by GM of rulings from the Internal Revenue Service relating to certain federal income tax consequences of the transaction.

         Transaction Summary

              Hughes Aircraft will be spun off to the holders of GM's $1-2/3 and Class H common stocks in a transaction intended to be tax-free. In connection with the spin-off and subsequent merger, two classes of common stock will be created: Class A common stock, which will be held by GM $1-2/3 and Class H stockholders after the spin-off and will be entirely held by the public; and Class B common stock.

              Immediately following the spin-off of Hughes Aircraft, Raytheon and Hughes Aircraft will merge. In the merger, Raytheon stockholders will receive all of the Class B common stock of the combined company. The Class B common stock will represent approximately 70 percent of the equity of the combined company, and the Class A Common stock will represent the remaining, approximately 30 percent.

              The merger terms provide that Hughes Aircraft's total debt will be adjusted to reflect variations in the market price of Raytheon stock, subject to specified limits, so that the two components of value will total $9.5 billion so long as such market price is between $44.42 and $54.29 per share. The approximately $5.1 billion in common stock issued to the Class A stockholders is based upon the midpoint of this range. The balance of the $9.5 billion transaction value will be made up of approximately $4.4 billion in Hughes Aircraft debt.

              In the election of directors to the combined company board, Class A common stock will have an 80.1 percent voting interest, and Class B common stock will have a 19.9 percent voting interest. The board of directors will have staggered terms for directors. Except as to voting rights for directors, each class will vote separately as to all other matters, and the Class A and Class B stock will have identical rights. In a merger, acquisition or any other type of reorganization, Class A and Class B common stock must receive the same consideration.








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         Background Information

              Raytheon Company, headquartered in Lexington, Massachu-setts, is a $12 billion international, high-technology company with approximately 75,000 employees worldwide operating in four businesses: commercial and defense electronics, engineering and construction, aircraft, and major appliances.

                   Information about Raytheon and Hughes Electronics is located on the World Wide Web at http://www.raytheon.com, and http://www.hughes.com, respectively.

         Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. These risks include, in addition to the speci-fic uncertainties referenced in this release, the ability to realize anticipated cost efficiencies, the effect of market conditions, the impact of competitive products and pricing, and new product development. Further information regarding the factors that could cause actual results to differ from pro-jected results can be found in Raytheon's reports filed with the SEC, including our Form 8-K filed today with the SEC formally disclosing the transactions referenced above and our Form 10-Q for the quarter ended September 29, 1996.


         MEDIA CONTACTS:     Robert McWade          Dave Shea
                             Blanche Necessary      Hughes Electronics
                             Raytheon               (703) 284-4245
                             (617) 860-2846

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